NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

May 7, 2020	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2020 SECOND QUARTER

Financial Highlights:
•Strong operating cash flow of $60.6 million in fiscal 2020 2nd quarter
•Significant reduction in net debt (debt less cash) during fiscal 2020 2nd quarter
•Substantially all of the Company’s operations remain open
•Goodwill write-down of $90 million triggered by COVID-19
•Company withdraws fiscal 2020 guidance due to COVID-19

PITTSBURGH, PA, May 7, 2020 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its second quarter of fiscal 2020 and six months ended March 31, 2020.

In discussing the results for the fiscal 2020 second quarter and impact of the current economic conditions, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“During this pandemic, substantially all of our operations have remained open as we are a critical supplier to businesses defined as “essential” under the Cybersecurity and Infrastructure Security Agency advisory (as released by the U.S. Department of Homeland Security on March 19, 2020 and revised on March 28, 2020), and other applicable governmental regulations.

“However, while our operations remain open, we have taken important actions to safeguard our employees. The safety and health of our employees is our top priority. Upon the outbreak of Coronavirus Disease 2019 ("COVID-19"), we established a COVID-19 employee safety team that, together with our businesses, developed safety protocols and required actions including enhanced facility cleaning, social distancing, appropriate personal protective equipment (PPE), quarantining processes, and compliance with governmental requirements to safeguard employees at our facilities.

“Additionally, our enterprise and production information technology teams worked very quickly to establish work-from-home capabilities for many of our employees around the world. In addition to most of our financial and administrative support functions, we have established work-from-home capabilities for many of our SGK Brand Solutions segment production employees, including the Asia Pacific region. As such, we have maintained the capacity to serve our clients’ needs during this global crisis.

“I am extremely proud of the efforts of our leadership team to ensure the safety and well-being of our employees under these challenging conditions. I am equally proud of the work and commitment of our employees, who have understood the serious role they have in our Company’s responsibility to serve these essential businesses.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
“Considering the global economic impacts of COVID-19, our Company performed well for the fiscal 2020 second quarter. The Industrial Technologies segment reported higher sales for the quarter, compared to a year ago, and our Memorialization segment continued to report stable year-over-year results. On a consolidated level, our sales for the fiscal 2020 second quarter declined $16.6 million, or 4.2%, compared to a year ago, principally reflecting lower sales for the SGK Brand Solutions segment, primarily in its European markets. Our business began experiencing the impacts of COVID-19 earlier in the quarter, initially in its Asia (China) and European markets.

“Operating cash flow for the current quarter was very strong compared to a year ago despite the declines in consolidated sales and adjusted EBITDA and, as a result, we reduced the Company’s consolidated net debt (debt less cash) by over $30 million during the fiscal 2020 second quarter. The strong operating cash flow primarily reflected strict cash management efforts, particularly with respect to working capital. In addition, as we reported earlier, we successfully renewed our domestic credit facility and securitization facility in March 2020. As a result, we believe that these facilities, combined with existing consolidated cash on hand, will provide the Company with adequate liquidity during these uncertain times.

“Lastly, COVID-19 represented a triggering event for the performance of an impairment analysis for the goodwill reporting units within the SGK Brand Solutions segment. As a result of this analysis, the Company recorded an impairment charge of $90.4 million at March 31, 2020.”

Second Quarter Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q2 FY2020	Q2 FY2019	Change	% Change
Sales	$374.8	$391.4	$(16.6)	(4.2)%
Net (loss) income attributable to Matthews	$(86.4)	$15.4	$(101.8)	(660.2)%
Diluted (loss) earnings per share	$(2.77)	$0.48	$(3.25)	(677.1)%
Non-GAAP adjusted net income	$19.8	$28.6	$(8.8)	(30.8)%
Non-GAAP adjusted EPS	$0.63	$0.90	$(0.27)	(30.0)%
Adjusted EBITDA	$49.4	$56.2	$(6.8)	(12.1)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended March 31, 2020 were $374.8 million, compared to $391.4 million for the same quarter a year ago. Sales for the Industrial Technologies segment increased from the same quarter a year ago, which were offset by lower sales for the SGK Brand Solutions segment. Memorialization segment sales were relatively consistent with the same quarter last year. Fiscal 2020 second quarter sales were unfavorably impacted by the global outbreak of COVID-19, which has caused some commercial impact and disruptions in certain of the Company's businesses and geographic locations. Changes in foreign currency exchange rates had an unfavorable impact of $4.0 million on consolidated sales compared to a year ago.

Net loss attributable to the Company for the quarter ended March 31, 2020 was $86.4 million, or $2.77 per share, compared to income of $15.4 million, or $0.48 per share, for the same quarter last year. A significant portion of the decrease related to the write-down of goodwill for the SGK Brand Solutions segment (see below). In addition, earnings for the current quarter were unfavorably impacted by the acceleration (beginning in the fiscal 2019 fourth quarter) of the amortization of certain discontinued trade names in the SGK Brand Solutions segment and charges related to the Company's cost reduction program. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2020 second quarter was $49.4 million, compared to $56.2 million a year ago, primarily reflecting the impact of lower consolidated sales and a significant reduction in investment income resulting from the decline in equity markets in March 2020. See reconciliation of adjusted EBITDA below.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
In our assessment of the potential impacts of COVID-19 on estimated future earnings and cash flows for the SGK Brand Solutions segment, we determined that COVID-19 represents a triggering event resulting in a re-evaluation of the goodwill for the segment’s reporting units as of March 31, 2020. As a result of this re-evaluation, the Company recorded a charge of $90.4 million to reduce the value of the segment’s goodwill.

On a non-GAAP adjusted basis, earnings for the fiscal 2020 second quarter were $0.63 per share, compared to $0.90 per share a year ago. The decrease principally resulted from the decline in adjusted EBITDA, including the reduction in investment income, and lower discrete tax benefits in the fiscal 2020 second quarter, compared to a year ago.

Sales for the Industrial Technologies segment for the fiscal 2020 second quarter were $40.1 million, compared to $38.6 million a year ago, representing an increase of $1.5 million, or 4.0%. The improvement primarily resulted from higher product identification sales. Changes in foreign currency exchange rates had an unfavorable impact of $336,000 on current quarter sales compared to a year ago.

Sales for the Memorialization segment for the fiscal 2020 second quarter were $161.8 million, compared to $162.2 million for the same quarter a year ago. Improved price realization on memorial products and caskets, increased sales of cremation equipment, and higher unit volumes of U.S. memorial products were offset by lower casket unit volumes, a decrease in international memorial product sales and lower mausoleum sales. International memorial product sales and mausoleum sales were unfavorably impacted by COVID-19. Changes in foreign currency exchange rates had an unfavorable impact of $389,000 on the segment’s current quarter sales compared to a year ago.

The SGK Brand Solutions segment reported sales of $172.9 million for the quarter ended March 31, 2020, compared to $190.7 million a year ago. The decline primarily reflected lower brand sales in each of the segment’s principal geographic regions (Americas, Europe and Asia Pacific) and a decrease in private label sales. Sales of cylinders (primarily supporting the tobacco industry), surfaces and engineering products also declined for the current quarter. All regions reported some level of commercial impact from COVID-19, but the impact is difficult to quantify. These declines were partially offset by higher sales for merchandising solutions. Changes in currency rates had an unfavorable impact of $3.2 million on current quarter sales compared to a year ago.

First Half Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2020	YTD FY2019	Change	% Change
Sales	$739.7	$765.6	$(25.9)	(3.4)%
Net (loss) income attributable to Matthews	$(96.8)	$18.5	$(115.3)	(623.0)%
Diluted (loss) earnings per share	$(3.11)	$0.58	$(3.69)	(636.2)%
Non-GAAP adjusted net income	$34.4	$44.5	$(10.1)	(22.7)%
Non-GAAP adjusted EPS	$1.10	$1.40	$(0.30)	(21.4)%
Adjusted EBITDA	$89.6	$102.7	$(13.1)	(12.8)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the six months ended March 31, 2020 were $739.7 million, compared to $765.6 million a year ago. The decrease in consolidated sales was primarily driven by lower sales for the SGK Brand Solutions segment, which were partially offset by higher sales for the Industrial Technologies segment. Memorialization segment sales were relatively consistent with the same quarter last year. Changes in foreign currency exchange rates had an unfavorable impact of $6.5 million on consolidated sales compared to a year ago.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
Net loss attributable to the Company for the first six months of fiscal 2020 was $96.8 million, or $3.11 per share, compared to net income attributable to the Company of $18.5 million, or $0.58 per share. A significant portion of the decrease related to the write-down of goodwill for the SGK Brand Solutions segment, the accelerated amortization of certain discontinued trade names in the SGK Brand Solutions segment, and charges related to the Company's cost reduction program. Adjusted EBITDA for the first six months of fiscal 2020 was $89.6 million, compared to $102.7 million a year ago. The decline primarily reflected the impact of lower consolidated sales. See reconciliation of adjusted EBITDA below.

On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2020 were $1.10 per share, compared to $1.40 per share a year ago. The decline primarily resulted from lower adjusted EBITDA and a reduction in discrete tax benefits for the current year.

Outlook

Mr. Bartolacci further stated: “Looking forward, the current economic environment creates significant challenges and uncertainties to updating our business forecast for the second half of fiscal 2020. In the Memorialization segment, overall demand has been strong for caskets and cremation equipment but has recently declined for memorial products as families refrain from going to cemeteries to meet with counselors to order their markers. As a result, we have adjusted memorial product production in the near term to allow backlog to build to a more productive level. Sales for this segment for the remainder of the fiscal year will be dependent on death rates and the recovery of deferred memorial product orders.

“For the SGK Brand Solutions segment, the packaging portion of the business, which represents the majority of the segment’s revenue, has remained relatively stable particularly for packaging of consumer products such as food, cleaning products, household goods, and pharmaceuticals. However, sales of surfaces and engineered products in Europe have been unfavorably impacted by the current economic conditions. In addition, merchandising solutions orders have recently been unfavorably impacted as retail store spending has significantly declined. Although client orders have not been canceled, it is difficult to anticipate when these orders will be released.

“Finally, our Industrial Technologies segment continues to maintain a solid backlog, particularly for our warehouse automation business. However, our ability to complete projects is dependent on several factors including access to customer sites and financial position of our customers. In addition, we have recently begun to see a decline in product identification equipment orders, which generally represent capital expenditures for our customers.

“Therefore, given these uncertainties, we are withdrawing our earnings guidance for fiscal 2020. However, we remain confident in the overall stability of our principal businesses and, with our liquidity and capital resource availability, we also remain confident in our consolidated financial position. Cash and working capital management is a high priority during the current pandemic and global economic conditions and we will continue to emphasize debt reduction.”

Webcast

The Company will host a conference call and webcast on Friday, May 8, 2020 at 9:00 a.m. Eastern Time to review its financial and operating results, and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the call through Friday, May 22, 2020. To listen to the archived call, dial (412) 317-6671 and enter the conference ID number 13701755. The webcast replay will be available on the Company’s website at www.matw.com, where a transcript will also be posted once available.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2020	2019	% Change	2020	2019	% Change
Sales	$374,800	$391,400	(4.2)%	$739,744	$765,577	(3.4)%
Cost of sales	(250,036)	(255,119)	(2.0)%	(499,253)	(502,885)	(0.7)%
Gross profit	124,764	136,281	(8.5)%	240,491	262,692	(8.5)%
Gross margin	33.3%	34.8%		32.5%	34.3%

Selling and administrative expenses	(101,581)	(102,508)	(0.9)%	(204,309)	(204,640)	(0.2)%
Amortization of intangible assets	(17,872)	(9,509)	87.9%	(35,814)	(17,622)	103.2%
Goodwill write-down	(90,408)	—	100.0%	(90,408)	—	100.0%
Operating (loss) profit	(85,097)	24,264	(450.7)%	(90,040)	40,430	(322.7)%
Operating margin	(22.7)%	6.2%		(12.2)%	5.3%

Interest and other deductions, net	(12,564)	(9,235)	36.0%	(23,324)	(21,812)	6.9%
(Loss) income before income taxes	(97,661)	15,029	(749.8)%	(113,364)	18,618	(708.9)%
Income taxes	11,066	165	6,606.7%	16,463	(440)	(3,841.6)%
Net (loss) income	(86,595)	15,194	(669.9)%	(96,901)	18,178	(633.1)%
Non-controlling interests	231	223	3.6%	71	336	(78.9)%
Net (loss) income attributable to Matthews	$(86,364)	$15,417	(660.2)%	$(96,830)	$18,514	(623.0)%

(Loss) earnings per share -- diluted	$(2.77)	$0.48	(677.1)%	$(3.11)	$0.58	(636.2)%

Earnings per share -- non-GAAP(1)	$0.63	$0.90	(30.0)%	$1.10	$1.40	(21.4)%

Dividends declared per share	$0.21	$0.20	5.0%	$0.42	$0.40	5.0%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Sales:
SGK Brand Solutions	$172,855	$190,651	$347,735	$375,951
Memorialization	161,819	162,176	316,224	316,062
Industrial Technologies	40,126	38,573	75,785	73,564
	$374,800	$391,400	$739,744	$765,577

Adjusted EBITDA:
SGK Brand Solutions	$22,224	$29,370	$40,962	$56,721
Memorialization	35,193	34,965	65,286	65,286
Industrial Technologies	6,212	4,792	10,526	8,387
Corporate and Non-Operating	(14,232)	(12,939)	(27,147)	(27,725)
Total Adjusted EBITDA(1)	$49,397	$56,188	$89,627	$102,669

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	March 31, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$72,338	$35,302
Accounts receivable, net	294,587	318,756
Inventories, net	186,919	180,274
Other current assets	72,093	49,384
Total current assets	625,937	583,716
Property, plant and equipment, net	235,962	237,442
Goodwill	750,578	846,807
Other intangible assets, net	364,106	400,650
Other long-term assets	215,153	121,988
Total assets	$2,191,736	$2,190,603

LIABILITIES
Long-term debt, current maturities	$26,077	$42,503
Other current liabilities	296,225	237,376
Total current liabilities	322,302	279,879
Long-term debt	939,753	898,194
Other long-term liabilities	338,479	293,294
Total liabilities	1,600,534	1,471,367

SHAREHOLDERS' EQUITY
Total shareholders' equity	591,202	719,236
Total liabilities and shareholders' equity	$2,191,736	$2,190,603

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(96,901)	$18,178
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	58,250	40,276
Changes in working capital items	19,384	(17,552)
Goodwill write-down	90,408	—
Other operating activities	(5,146)	4,387
Net cash provided by operating activities	65,995	45,289

Cash flows from investing activities:
Capital expenditures	(19,082)	(19,170)
Acquisitions, net of cash acquired	—	(11,525)
Other investing activities	(9,456)	(2,772)
Net cash used in investing activities	(28,538)	(33,467)

Cash flows from financing activities:
Net proceeds from long-term debt	21,333	14,267
Purchases of treasury stock	(2,351)	(13,286)
Dividends	(13,183)	(12,860)
Other financing activities	(5,214)	(3,486)
Net cash provided by (used in) financing activities	585	(15,365)

Effect of exchange rate changes on cash	(1,006)	(299)

Net change in cash and cash equivalents	$37,036	$(3,842)

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,				Six Months Ended March 31,
	2020		2019		2020		2019
		per share		per share		per share		per share
Net (loss) income attributable to Matthews	$(86,364)	$(2.77)	$15,417	$0.48	$(96,830)	$(3.11)	$18,514	$0.58
Acquisition costs	495	0.01	2,496	0.08	1,956	0.07	4,000	0.13
ERP integration costs	562	0.01	1,336	0.04	1,061	0.03	2,947	0.09
Strategic initiatives and other charges	7,050	0.23	1,563	0.05	14,738	0.47	1,563	0.05
Loss on divestiture	—	—	—	—	—	—	3,304	0.10
Joint Venture intangible amortization expense and other charges (1)	667	0.02	—	—	872	0.03	—	—
Non-recurring / incremental COVID-19 costs (2)	497	0.02	—	—	497	0.02	—	—
Goodwill write-down	81,861	2.63	—	—	81,861	2.63	—	—
Non-service pension and postretirement expense (3)	1,670	0.05	719	0.03	3,341	0.10	1,408	0.05
Intangible amortization expense	13,404	0.43	7,036	0.22	26,861	0.86	13,040	0.41
Tax-related	—	—	—	—	—	—	(300)	(0.01)
Adjusted net income	$19,842	$0.63	$28,567	$0.90	$34,357	$1.10	$44,476	$1.40

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 25% for the three and six months ended March 31, 2020, and 26% for the three and six months ended March 31, 2019.
(1) Represents the Company's portion of intangible amortization expense and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.
(2) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(3) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net (loss) income	$(86,595)	$15,194	$(96,901)	$18,178
Income tax (benefit) provision	(11,066)	(165)	(16,463)	440
(Loss) income before income taxes	$(97,661)	$15,029	(113,364)	18,618
Net losses attributable to noncontrolling interests	231	223	71	336
Interest expense	9,613	10,259	18,853	20,560
Depreciation and amortization *	29,317	21,050	58,250	40,276
Acquisition costs (1)**	660	3,374	2,608	5,406
ERP integration costs (2)**	750	1,805	1,415	3,982
Strategic initiatives and other charges (3)**	9,219	2,112	19,470	2,112
Loss on divestiture (4)	—	—	—	4,465
Joint Venture depreciation, amortization, interest expense and other charges (5)	1,462	—	2,259	—
Non-recurring / incremental COVID-19 costs (6)	663	—	663	—
Goodwill write-down (7)	90,408	—	90,408	—
Stock-based compensation	2,508	1,366	4,539	5,013
Non-service pension and postretirement expense (8)	2,227	970	4,455	1,901
Total Adjusted EBITDA	$49,397	$56,188	$89,627	$102,669
Adjusted EBITDA margin	13.2%	14.4%	12.1%	13.4%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Represents a loss on the sale of a controlling interest in a subsidiary within the Memorialization segment.
(5) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(6) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(7) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(8) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $21,785 and $13,165 for the SGK Brand Solutions segment, $4,839 and $5,039 for the Memorialization segment, $1,428 and $1,559 for the Industrial Technologies segment, and $1,265 and $1,287 for Corporate and Non-Operating, for the three months ended March 31, 2020 and 2019, respectively. Depreciation and amortization was $43,441 and $24,607 for the SGK Brand Solutions segment, $9,475 and $10,058 for the Memorialization segment, $2,870 and $3,085 for the Industrial Technologies segment, and $2,464 and $2,526 for Corporate and Non-Operating, for the six months ended March 31, 2020 and 2019, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,818 and $2,808 for the SGK Brand Solutions segment and $5,813 and $4,483 for Corporate and Non-Operating, for the three months ended March 31, 2020 and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $730 for the Memorialization segment and $268 for the Industrial Technologies segment, for the three months ended March 31, 2020. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $7,264 and $3,409 for the SGK Brand Solutions segment and $14,904 and $8,091 for Corporate and Non-Operating, for the six months ended March 31, 2020 and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $1,057 for the Memorialization segment and $268 for the Industrial Technologies segment, for the six months ended March 31, 2020.

Matthews International Reports Results for Fiscal 2020 Second Quarter

May 7, 2020
NET DEBT RECONCILIATION (Unaudited)
(In thousands)

	March 31, 2020	December 31, 2019	September 30, 2019

Long-term debt, current maturities	$26,077	$25,532	$42,503
Long-term debt	939,753	941,395	898,194
Total debt	965,830	966,927	940,697

Less: Cash and cash equivalents	72,338	39,384	35,302

Net Debt	$893,492	$927,543	$905,395

Note: The Company believes net debt is a measure that provides relevant and useful information, which is widely used by analysts and investors as well as by our management. This measure provide management with insight on the indebtedness of the Company, net of cash and cash equivalents. This measure allows management, as well as analysts and investors, to assess the Company’s leverage.

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